FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-191331-19

Sent: Thursday, July 16, 2015 10:57 AM

Subject: GSMS 2015-GC32 -- Launch (Public)(external)

GSMS 2015-GC32 -- Launch (Public)(external)

926.634mm Fixed Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners: Goldman, Sachs & Co. and Citigroup Global Markets Inc.

Co-Managers: Drexel Hamilton, LLC and Cantor Fitzgerald & Co.

Class	Moody’s/Fitch/KBRA	Size($mm)	WAL(yr)	C/E	Launch	Trgt $px
A-1	Aaa(sf)/AAAsf/AAA(sf)	54.451	2.59	30.000%	S+48	100-00
A-2	Aaa(sf)/AAAsf/AAA(sf)	50.885	4.81	30.000%	S+68	103-00
A-3	Aaa(sf)/AAAsf/AAA(sf)	180.000	9.81	30.000%	S+98	101-00
A-4	Aaa(sf)/AAAsf/AAA(sf)	331.866	9.91	30.000%	S+100	103-00
A-AB	Aaa(sf)/AAAsf/AAA(sf)	84.984	7.43	30.000%	S+90	103-00
A-S	Aa2(sf)/AAAsf/AAA(sf)	70.218	9.94	23.000%	S+125	103-00
B	NR/AA-sf/AA-(sf)	60.188	9.94	17.000%	S+170	103-00/WAC
C	NR/A-sf/A-(sf)	42.632	9.94	12.750%	S+230	WAC
D	NR/BBB-sf/BBB-(sf)	51.410	9.94	7.625%	S+375	~79-16

Collateral Summary

Initial Pool Balance:	$1.003bn
Number of Mortgage Loans:	63
Number of Mortgaged Properties:	222
Average Cut-off Date Mortgage Loan Balance:	$15.923mm
Weighted Average Mortgage Interest Rate:	4.4299%
Weighted Average Remaining Term to Maturity (months):	117
Weighted Average Remaining Amortization Term (months):	357
Weighted Average Cut-off Date LTV Ratio:	65.8%
Weighted Average Maturity Date LTV Ratio:	55.7%
Weighted Average Underwritten Debt Service Coverage Ratio:	1.75x
Weighted Average Debt Yield on Underwritten NOI:	10.8%
% of Mortgage Loans with Mezzanine Debt:	2.5%
% of Mortgage Loans with Subordinate Debt:	4.9%
% of Mortgage Loans with Preferred Equity:	1.1%
% of Mortgaged Properties with Single Tenants:	4.7%

Property Type:	39.1% Retail, 15.9% Hospitality, 11.1% Manufactured Housing, 10.5% Office, 8.6% Mixed Use, 7.0% Multifamily, 4.8% Self Storage, 3.0% Industrial

Top 5 States:	19.0% CA, 16.6% TX, 12.7% CO, 6.7% PA, 6.1% IL

Anticipated Timing

Anticipated Pricing:	2-3pm ET Today
Anticipated Closing:	Fri, July 31st

The depositor has filed a registration statement (including a prospectus) with the SEC  (SEC File No. 333-191331) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526 or by email to prospectus-ny@gs.com ..

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED (OTHER THAN ANY STATEMENT RELATING TO THE IDENTITY OF THE LEGAL ENTITY AUTHORIZING OR SENDING THIS COMMUNICATION IN A NON-US JURISDICTION).  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

_______________________________

This e-mail may contain information that is confidential, privileged or otherwise protected from disclosure. If you are not an intended recipient of this e-mail, do not duplicate or redistribute it by any means. Please delete it and any attachments and notify the sender that you have received it in error. Unintended recipients are prohibited from taking action on the basis of information in this e-mail.
E-mail messages may contain computer viruses or other defects, may not be accurately replicated on other systems, or may be intercepted, deleted or interfered with without the knowledge of the sender or the intended recipient. If you are not comfortable with the risks associated with e-mail messages, you may decide not to use e-mail to communicate with Goldman Sachs.
Goldman Sachs reserves the right, to the extent and under circumstances permitted by applicable law, to retain, monitor and intercept e-mail messages to and from its systems. See the http://www.gs.com/disclaimer/afg/ for important information regarding this message and your reliance on information contained in it.